As filed with the Securities and Exchange Commission on May 12, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933
LINDSAY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	47-0554096

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2222 North 111th Street
Omaha, Nebraska	68164

(Address of principal executive offices)	(Zip code)
LINDSAY CORPORATION
2010 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Richard W. Parod President and Chief Executive Officer Lindsay Corporation
2222 North 111th Street Omaha, Nebraska 68164 (Name and address of agent for service)	(402) 829-6800 (Telephone number, including area code, of agent for service)
Copies to:

Steven P. Amen
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102
(402) 346-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, par value $1.00 per share	895,562 shares	$36.05	$32,285,010	$2,302

(1)	Represents the maximum number of shares which are available for awards under the Registrant’s 2010 Long-Term Incentive Plan (the “2010 Plan”) consisting of (i) 400,000 new shares authorized for awards under the 2010 Plan plus (ii) 35,000 shares for which no awards had been made under the Registrant’s 2006 Long-Term Incentive Plan (the “2006 Plan”) as of January 25, 2010 plus (iii) up to 460,562 shares for which awards outstanding on December 3, 2009 under the 2006 Plan or the Registrant’s 2001 Long-Term Incentive Plan become unexercisable, expire unexercised or are otherwise forfeited. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $36.05 per share, the average of the high ($36.67) and low ($35.42) sale prices reported on the New York Stock Exchange on May 7, 2010.
This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE
Section 10(a) PROSPECTUS
Item 1. Plan Information
     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
Item 2. Registration Information and Employee Plan Annual Information.
     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
     (a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on December 14, 2009;
     (b) the Registrant’s Proxy Statement on Schedule 14A for the Registrant’s Annual Meeting of Stockholders filed with the Commission on December 22, 2009;
     (c) the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2009 and February 28, 2010;
     (d) the Registrant’s Current Reports on Form 8-K filed with the Commission on October, 13, 2009, January 26, 2010, and March 17, 2010; and
     (e) the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 26, 1997.
     Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by such officers and directors in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed by them to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal suit or proceeding, they had no reasonable cause to believe their conduct was unlawful. If the action is brought by or in the right of the corporation, such indemnification may only be provided as long as, in addition to the foregoing, it is not made with respect to any claim, issue or matter as to which such officer or director has been found liable to the corporation, unless such indemnification is approved by the court. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.
     Pursuant to Article Ninth of the Company’s Restated Certificate of Incorporation, a director of the Company will not be personally liable to the Company or to its shareholders for monetary damages for any breach of fiduciary duty by such director other than liability (i) for any breach of the director’s duty of loyalty, (ii) arising out of acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (relating to the unlawful payments of dividends or redemption of stock) or (iv) arising from a transaction from which the director derived a personal benefit. In addition, such Article Ninth provides that the Company may indemnify its officers and directors to the fullest extent authorized by law, including indemnification under statutory or case law or pursuant to indemnity agreements or contracts with such persons.
     As permitted by Section 3.16 of its Bylaws, the Company has entered into Indemnification Agreements with each director and executive officer of the Company which provide for indemnity on terms consistent with the foregoing.
     As permitted under Section 145 of the DGCL, the Company has purchased and maintains insurance on behalf of directors and officers against any liability asserted against such directors and officers in their capacities as such.

Item 7. Exemption from Registration Claimed.
     Not Applicable
Item 8. Exhibits.
     The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit
Number	Description
4(a)	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 14, 2006.

4(b)	Restated By-Laws of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 6, 2007.

4(c)	Specimen Form of Common Stock Certificate, incorporated by reference to Exhibit 4(a) to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006.

4(d)	The Company’s 2010 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2010.

5	Opinion of Kutak Rock LLP.

23(a)	Consent of Kutak Rock LLP (included in its opinion filed as Exhibit 5).

23(b)	Consent of KPMG LLP.

24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors.
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
(a) (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 12th day of May, 2010.

LINDSAY CORPORATION
By:	/s/ Richard W. Parod
Richard W. Parod, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Parod Richard W. Parod	Director, President and Chief Executive Officer	May 12, 2010

/s/ David B. Downing David B. Downing	Chief Financial Officer and President – International Operations	May 12, 2010

/s/ Howard G. Buffett * Howard G. Buffett	Director	May 12, 2010

/s/ Michael N. Christodolou * Michael N. Christodolou	Director and Chairman of the Board	May 12, 2010

/s/ W. Thomas Jagodinski * W. Thomas Jagodinski	Director	May 12, 2010

/s/ J. David McIntosh * J. David McIntosh	Director	May 12, 2010

/s/ Michael C. Nahl *	Director	May 12, 2010

Michael C. Nahl

/s/ Michael D. Walter * Michael D. Walter	Director	May 12, 2010

/s/ William F. Welsh II* William F. Welsh II	Director	May 12, 2010

* By	/s/ Richard W. Parod
Richard W. Parod, Attorney-In-Fact